Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5138	October 20, 2009

MEDIA CONTACT:	C. Michael Zabel
(716) 842-5385
M&T BANK CORPORATION ANNOUNCES THIRD QUARTER PROFITS
BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”) (NYSE: MTB) today reported its results of operations for the quarter ended September 30, 2009.
GAAP Results of Operations. Diluted earnings per common share measured in accordance with generally accepted accounting principles (“GAAP”) for the third quarter of 2009 were $.97. On the same basis, net income in the recent quarter totaled $128 million. GAAP-basis net income for 2009’s third quarter expressed as an annualized rate of return on average assets and average common stockholders’ equity was .73% and 6.72%, respectively.
Several noteworthy items are reflected in M&T’s results for the recently completed quarter. As previously announced, on August 28, 2009 M&T’s principal bank subsidiary, M&T Bank, entered into an agreement with the Federal Deposit Insurance Corporation (“FDIC”) to assume all of the deposits and acquire certain assets of Bradford Bank (“Bradford”), Baltimore, Maryland, under which the FDIC will reimburse M&T Bank for most loan losses. Assets acquired in the transaction totaled approximately $469 million, including $302 million of loans, and liabilities assumed aggregated $440 million, including $361 million of deposits. In accordance with GAAP, M&T Bank recorded an after-tax gain on the transaction of $18 million during the recent quarter. Merger-related expenses associated with this transaction and with M&T’s second quarter

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M&T BANK CORPORATION
acquisition of Provident Bankshares Corporation (“Provident”) totaled $9 million, after applicable tax effect, in the recent quarter. Also reflected in M&T’s third quarter 2009 results were $29 million of after-tax other-than-temporary impairment charges on certain available-for-sale investment securities. However, because those investment securities were previously reflected at fair value on the consolidated balance sheet, the impairment charges did not reduce stockholders’ equity. Finally, M&T’s results benefited from a $10 million reversal of taxes previously accrued for uncertain tax positions in various jurisdictions. The overall impact of the items described herein was to reduce M&T’s third quarter 2009 GAAP net income by approximately $9 million, or $.08 of diluted earnings per common share.
Commenting on the recent quarter, René F. Jones, Executive Vice President and Chief Financial Officer, noted, “M&T posted solid results. Our approach of providing basic banking services to customers we know in the communities where we live and work continues to prove quite successful. Credit costs remain below current industry experience and our net interest margin improved by 18 basis points during the quarter. As a result, diluted net operating earnings per common share rose 24% from this year’s second quarter to $.98 and were up 8% from last year’s third quarter. We are pleased to report that our 2009 acquisitions in the Mid-Atlantic region added $.08 of diluted net operating earnings per common share to the recent quarter’s results. Also notable was the 40 basis point rise in our tangible common equity ratio, to 4.89% at the recent quarter-end from 4.49% at June 30, 2009.”
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Diluted earnings per common share were $.82 and $.36 in the third quarter of 2008 and the second quarter of 2009, respectively. Net income for those respective quarters was $91 million and $51 million. Net income expressed as an annualized rate of return on average assets and average common stockholders’ equity for the third quarter of 2008 was .56% and 5.66%, respectively, compared with ..31% and 2.53%, respectively, in the second quarter of 2009.
Supplemental Reporting of Non-GAAP Results of Operations. M&T consistently provides supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and acquisition-related income (specifically, the recent quarter’s gain on the Bradford transaction) and expenses associated with merging acquired operations into M&T, since such amounts are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Reconciliations of GAAP to non-GAAP measures are provided herein on page 15.
Diluted net operating earnings per common share were $.98 in the third quarter of 2009, up from $.91 in the third quarter of 2008 and $.79 in the second quarter of 2009. Net operating income during the recent quarter was $129 million, up from $101 million in each of the third quarter of 2008 and the second quarter of 2009. Expressed as an annualized rate of return on average tangible assets and average tangible common stockholders’ equity, net operating income was .78% and 14.87%, respectively, in the
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recent quarter, compared with .65% and 13.17% in the year-earlier quarter and .64% and 12.08% in the second quarter of 2009.
Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income totaled $553 million in the third quarter of 2009, 12% higher than $493 million in the year-earlier period and up 9% from $507 million in the second quarter of 2009. The growth in such income from the second 2009 quarter reflects a widening of the net interest margin which rose to 3.61% from 3.43%. That improvement resulted from lower interest rates paid on deposits and long-term borrowings. Also contributing to the higher net interest income in the recent quarter as compared with the second quarter of 2009 was the full quarter’s impact of the earning assets obtained in the Provident transaction, compared with approximately one-half of such impact in 2009’s second quarter.
Provision for Credit Losses/Asset Quality. The provision for credit losses increased to $154 million in the third quarter of 2009 from $101 million in the year-earlier period. Net charge-offs of loans totaled $141 million during the recent quarter, compared with $94 million in 2008’s third quarter. The rise in net charge-offs in the recent quarter as compared with the year-earlier period was largely attributable to a partial charge-off of a commercial relationship that had been transferred to nonaccrual status during the second quarter of 2009. During the second quarter of 2009, the provision for credit losses was $147 million, while net charge-offs totaled $138 million. Expressed as an annualized percentage of average loans outstanding, net charge-offs were 1.07%, and .77% in the third quarter of 2009 and 2008, respectively, 1.09% in the second quarter of 2009 and 1.00% for the first nine months of 2009.
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M&T BANK CORPORATION
Reflecting the difficult economic environment faced by businesses and individuals, loans classified as nonaccrual rose to $1.23 billion, or 2.35% of total loans at September 30, 2009 from $688 million or 1.41% a year earlier and $1.11 billion or 2.11% at June 30, 2009. Assets taken in foreclosure of defaulted loans were $85 million at September 30, 2009, unchanged from a year earlier but down from $90 million at June 30, 2009.
In an effort to assist borrowers, M&T has modified the terms of select residential real estate loans, consisting largely of loans in M&T’s portfolio of Alt-A loans. At September 30, 2009, outstanding balances of those modified loans totaled $276 million, of which $109 million were classified as nonaccrual. The remaining modified loans have demonstrated payment capability consistent with the modified terms and, accordingly, were classified as renegotiated loans and were accruing interest at September 30, 2009.
Loans past due 90 days or more and accruing interest were $183 million at the end of the recent quarter, compared with $96 million a year earlier. Included in these past due but accruing amounts were loans guaranteed by government-related entities of $173 million and $90 million at September 30, 2009 and 2008, respectively.
Allowance for Credit Losses. M&T regularly performs detailed analyses of individual borrowers and portfolios for purposes of assessing the adequacy of the allowance for credit losses. Reflecting those analyses, the allowance for credit losses was $868 million at September 30, 2009, compared with $781 million at September 30, 2008 and $855 million at June 30, 2009. Beginning in 2009, GAAP requires that expected credit losses associated with loans obtained in an acquisition be reflected in the estimation of loan fair value as of each respective acquisition date and prohibits any carryover of an allowance for credit
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M&T BANK CORPORATION
losses. Excluding loans obtained in the Provident and Bradford acquisitions, the allowance-to-legacy loan ratio increased to 1.81% at September 30, 2009 from 1.76% at June 30, 2009. That same ratio was 1.60% and 1.61% at September 30, 2008 and December 31, 2008, respectively.
Noninterest Income and Expense. Excluding gains and losses from investment securities and the recent quarter’s gain on the Bradford transaction, noninterest income in each of the third and second quarters of 2009 aggregated $296 million, compared with $266 million in the third quarter of 2008. The higher level of noninterest income in the recent quarter as compared with the year-earlier quarter resulted largely from higher mortgage banking revenues, service charges on acquisition-related deposit accounts and credit-related fees. As compared with 2009’s second quarter, higher service charges on deposit accounts in the recent quarter were largely offset by declines in mortgage banking revenues and M&T’s pro-rata portion of the operating results of Bayview Lending Group, LLC.
Noninterest expense in the third quarter of 2009 totaled $500 million, compared with $435 million in the year-earlier quarter and $564 million in the second quarter of 2009. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets and merger-related expenses. Exclusive of these expenses, noninterest operating expenses were $469 million in the recent quarter, compared with $419 million in the third quarter of 2008 and $482 million in 2009’s second quarter. As compared with the third quarter of 2008, the recent quarter’s rise in operating expenses was due, in large part, to the operations obtained in the 2009 acquisitions and higher deposit insurance assessments. The decline in noninterest operating expenses from the second to the
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M&T BANK CORPORATION
third quarter of 2009 was due to the $33 million special deposit insurance assessment levied by the FDIC in 2009’s second quarter, partially offset by higher operating expenses resulting from the 2009 acquisition transactions.
The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities and gains on merger transactions), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 55.2% in each of the third quarters of 2009 and 2008, and 60.0% in the second quarter of 2009. If the second quarter 2009 special assessment by the FDIC was excluded from the computation, the efficiency ratio for that quarter would have been 56.0%.
Balance Sheet. M&T had total assets of $69.0 billion at September 30, 2009, up from $65.2 billion at September 30, 2008. Loans and leases, net of unearned discount, were $52.2 billion at September 30, 2009, up 7% from $48.7 billion a year earlier. Total deposits aggregated $46.9 billion at the recent quarter-end, compared with $42.5 billion at September 30, 2008. Deposits at domestic offices rose $8.8 billion, or 24%, to $45.5 billion at the recent quarter-end from $36.7 billion at September 30, 2008. Moreover, exclusive of the impact of the 2009 acquisitions, core customer deposits increased 18% to $38.4 billion at September 30, 2009 from $32.6 billion a year earlier. Fueling that growth were noninterest-bearing deposits, which jumped 42% to $11.8 billion at the recently ended quarter from $8.3 billion at September 30, 2008, also excluding the impact of acquisitions.
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M&T BANK CORPORATION
Total stockholders’ equity was $7.6 billion and $6.4 billion at September 30, 2009 and 2008, representing 11.03% and 9.83%, respectively, of total assets. Common stockholders’ equity was $6.9 billion, or $58.22 per share, at September 30, 2009, compared with $6.4 billion, or $58.17 per share, at September 30, 2008. Tangible equity per common share was $27.03 at September 30, 2009, compared with $27.67 at September 30, 2008. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.7 billion and $3.4 billion at September 30, 2009 and 2008, respectively. M&T’s tangible common equity to tangible assets ratio was 4.89% at September 30, 2009, compared with 4.93% and 4.49% at September 30, 2008 and June 30, 2009, respectively.
Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss third quarter financial results today at 2:30 p.m. Eastern Time. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. Callers should reference M&T Bank Corporation or the conference ID #33686532. The conference call will be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Thursday, October 22, 2009 by calling 800-642-1687, or 706-645-9291 for international participants, and by making reference to ID #33686532. The event will also be archived and available by 7:00 p.m. today on M&T’s website at
http://ir.mandtbank.com/conference.cfm.
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M&T BANK CORPORATION
M&T is a bank holding company whose banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware, New Jersey and the District of Columbia.
Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective
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basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
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M&T BANK CORPORATION
Financial Highlights

	Three months ended			Nine months ended
Amounts in thousands,	September 30			September 30
except per share	2009	2008	Change	2009	2008	Change

Performance

Net income	$127,664	91,185	40%	$243,073	453,646	-46%
Net income available to common shareholders	113,894	91,185	25	209,062	453,646	-54

Per common share:
Basic earnings	$.97	.83	17%	$1.84	4.12	-55%
Diluted earnings	.97	.82	18	1.84	4.09	-55
Cash dividends	$.70	.70	—	$2.10	2.10	—

Common shares outstanding:
Average — diluted (1)	117,547	110,807	6%	113,800	111,000	3%
Period end (2)	118,156	110,313	7	118,156	110,313	7

Return on (annualized):
Average total assets	.73%	.56%		.49%	.93%
Average common stockholders’ equity	6.72%	5.66%		4.35%	9.37%

Taxable-equivalent net interest income	$553,450	493,499	12%	$1,512,971	1,470,615	3%

Yield on average earning assets	4.60%	5.54%		4.62%	5.80%
Cost of interest-bearing liabilities	1.26%	2.50%		1.49%	2.80%
Net interest spread	3.34%	3.04%		3.13%	3.00%
Contribution of interest-free funds	.27%	.35%		.28%	.38%
Net interest margin	3.61%	3.39%		3.41%	3.38%

Net charge-offs to average total net loans (annualized)	1.07%	.77%		1.00%	.65%

Net operating results (3)

Net operating income	$128,761	100,809	28%	$304,600	486,767	-37%
Diluted net operating earnings per common share	.98	.91	8	2.37	4.39	-46
Return on (annualized):
Average tangible assets	.78%	.65%		.64%	1.05%
Average tangible common equity	14.87%	13.17%		12.19%	21.10%
Efficiency ratio	55.21%	55.16%		57.90%	53.47%

				At September 30
Loan quality				2009	2008	Change

Nonaccrual loans				$1,228,341	688,214	78%
Real estate and other foreclosed assets				84,676	85,305	-1%

Total nonperforming assets				$1,313,017	773,519	70%

Accruing loans past due 90 days or more				$182,750	96,206	90%
Renegotiated loans				190,917	21,804	—

Purchased impaired loans (4):
Outstanding customer balance				$209,138	—	—
Carrying amount				108,058	—	—

Nonaccrual loans to total net loans				2.35%	1.41%

Allowance for credit losses to:
M&T legacy loans				1.81%	1.60%
Total loans				1.66%	1.60%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related gains and expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects.

(4)	Accruing loans that were impaired at acquisition date and recorded at fair value.
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M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended			Nine months ended
	September 30			September 30
Dollars in thousands	2009	2008	Change	2009	2008	Change

Interest income	$700,593	801,354	-13%	$2,032,528	2,503,090	-19%
Interest expense	152,938	313,115	-51	535,499	1,049,369	-49

Net interest income	547,655	488,239	12	1,497,029	1,453,721	3

Provision for credit losses	154,000	101,000	52	459,000	261,000	76

Net interest income after provision for credit losses	393,655	387,239	2	1,038,029	1,192,721	-13

Other income
Mortgage banking revenues	48,169	38,002	27	157,385	116,291	35
Service charges on deposit accounts	128,502	110,371	16	342,010	324,165	6
Trust income	31,586	38,789	-19	98,908	119,519	-17
Brokerage services income	14,329	16,218	-12	43,215	48,902	-12
Trading account and foreign exchange gains	7,478	4,278	75	16,456	15,627	5
Gain (loss) on bank investment securities	(56)	306	—	811	34,078	—
Total other-than-temporary impairment (“OTTI”) losses	(64,232)	(152,579)	—	(202,737)	(158,325)	—
Portion of OTTI losses recognized in other comprehensive income (before taxes)	17,199	—	—	98,736	—	—

Net OTTI losses recognized in earnings	(47,033)	(152,579)	—	(104,001)	(158,325)	—
Equity in earnings of Bayview Lending Group LLC	(10,912)	(14,480)	—	(15,263)	(28,766)	—
Other revenues from operations	106,163	72,812	46	242,695	226,071	7

Total other income	278,226	113,717	145	782,216	697,562	12

Other expense
Salaries and employee benefits	255,449	236,678	8	754,793	724,676	4
Equipment and net occupancy	58,195	47,033	24	157,688	141,050	12
Printing, postage and supplies	8,229	8,443	-3	28,878	27,459	5
Amortization of core deposit and other intangible assets	16,924	15,840	7	47,525	50,938	-7
Deposit insurance	21,124	1,522	—	76,617	4,595	—
Other costs of operations	140,135	125,247	12	436,611	331,459	32

Total other expense	500,056	434,763	15	1,502,112	1,280,177	17

Income before income taxes	171,825	66,193	160	318,133	610,106	-48

Applicable income taxes (benefit)	44,161	(24,992)	—	75,060	156,460	-52

Net income	$127,664	91,185	40%	$243,073	453,646	-46%

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M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	September 30
Dollars in thousands	2009	2008	Change

ASSETS

Cash and due from banks	$1,356,508	1,368,917	-1%
Interest-bearing deposits at banks	54,443	13,604	300
Federal funds sold and agreements to resell securities	17,206	108,600	-84
Trading account assets	497,064	370,420	34
Investment securities	7,634,262	8,433,441	-9
Loans and leases, net of unearned discount	52,203,772	48,693,543	7
Less: allowance for credit losses	867,874	780,683	11

Net loans and leases	51,335,898	47,912,860	7
Goodwill	3,524,625	3,192,128	10
Core deposit and other intangible assets	199,148	198,554	—
Other assets	4,378,296	3,648,691	20

Total assets	$68,997,450	65,247,215	6%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$12,730,083	8,332,060	53%
Other deposits at U.S. offices	32,813,698	28,408,485	16
Deposits at foreign office	1,318,070	5,760,748	-77

Total deposits	46,861,851	42,501,293	10
Short-term borrowings	2,927,268	2,929,242	—
Accrued interest and other liabilities	1,241,576	918,029	35
Long-term borrowings	10,354,392	12,481,967	-17

Total liabilities	61,385,087	58,830,531	4
Stockholders’ equity:
Preferred	727,748	—	—
Common (1)	6,884,615	6,416,684	7

Total stockholders’ equity	7,612,363	6,416,684	19

Total liabilities and stockholders’ equity	$68,997,450	65,247,215	6%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $419.3 million at September 30, 2009 and $462.1 million at September 30, 2008.
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M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Nine months ended
	September 30					September 30
Dollars in millions	2009		2008		Change in	2009		2008		Change in
	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance
ASSETS

Interest-bearing deposits at banks	$66	.04%	9	1.09%	—%	$43	.06%	9	1.32%	363%

Federal funds sold and agreements to resell securities	11	.58	102	2.01	-89	62	.25	110	2.38	-44

Trading account assets	83	.82	80	1.81	4	92	.76	73	1.40	26

Investment securities	8,420	4.81	9,303	5.01	-9	8,472	4.84	9,000	5.10	-6

Loans and leases, net of unearned discount
Commercial, financial, etc.	13,801	3.78	13,882	5.09	-1	13,965	3.76	13,664	5.42	2
Real estate — commercial	20,843	4.48	18,557	5.62	12	19,793	4.45	18,348	5.91	8
Real estate — consumer	5,429	5.43	4,964	6.01	9	5,243	5.47	5,653	6.08	-7
Consumer	12,247	5.37	11,074	6.31	11	11,578	5.47	11,192	6.54	3

Total loans and leases, net	52,320	4.58	48,477	5.65	8	50,579	4.60	48,857	5.94	4

Total earning assets	60,900	4.60	57,971	5.54	5	59,248	4.62	58,049	5.80	2

Goodwill	3,525		3,192		10	3,349		3,193		5

Core deposit and other intangible assets	208		206		1	191		222		-14

Other assets	4,521		3,628		25	4,196		3,734		12

Total assets	$69,154		64,997		6%	$66,984		65,198		3%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$541	.21	484	.54	12%	$531	.22	493	.62	8%
Savings deposits	23,367	.37	18,191	1.29	28	22,358	.54	17,710	1.40	26
Time deposits	9,246	2.17	9,318	3.08	-1	8,943	2.49	9,649	3.57	-7
Deposits at foreign office	1,444	.13	3,837	1.94	-62	1,788	.15	4,322	2.45	-59

Total interest-bearing deposits	34,598	.84	31,830	1.88	9	33,620	1.03	32,174	2.18	4

Short-term borrowings	2,663	.26	5,392	2.08	-51	3,114	.26	6,468	2.73	-52
Long-term borrowings	11,008	2.80	12,666	4.23	-13	11,376	3.17	11,452	4.57	-1

Total interest-bearing liabilities	48,269	1.26	49,888	2.50	-3	48,110	1.49	50,094	2.80	-4

Noninterest-bearing deposits	12,122		7,673		58	10,416		7,562		38

Other liabilities	1,242		1,021		22	1,313		1,077		22

Total liabilities	61,633		58,582		5	59,839		58,733		2

Stockholders’ equity	7,521		6,415		17	7,145		6,465		11

Total liabilities and stockholders’ equity	$69,154		64,997		6%	$66,984		65,198		3%

Net interest spread		3.34		3.04			3.13		3.00
Contribution of interest-free funds		.27		.35			.28		.38
Net interest margin		3.61%		3.39%			3.41%		3.38%
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M&T BANK CORPORATION
Reconciliation of Quarterly GAAP to Non-GAAP Measures

	Three months ended			Nine months ended
	September 30		June 30	September 30
	2009	2008	2009	2009	2008
Income statement data
In thousands, except per share
Net income
Net income	$127,664	91,185	51,188	243,073	453,646
Amortization of core deposit and other intangible assets (1)	10,270	9,624	9,247	28,854	30,961
Merger-related gain (1)	(17,684)	—	—	(17,684)	—
Merger-related expenses (1)	8,511	—	40,370	50,357	2,160

Net operating income	$128,761	100,809	100,805	304,600	486,767

Earnings per common share
Diluted earnings per common share	$.97	.82	.36	1.84	4.09
Amortization of core deposit and other intangible assets (1)	.09	.09	.08	.25	.28
Merger-related gain (1)	(.15)	—	—	(.15)	—
Merger-related expenses (1)	.07	—	.35	.43	.02

Diluted net operating earnings per common share	$.98	.91	.79	2.37	4.39

Balance sheet data
In millions
Average assets
Average assets	$69,154	64,997	66,984	66,984	65,198
Goodwill	(3,525)	(3,192)	(3,326)	(3,349)	(3,193)
Core deposit and other intangible assets	(208)	(206)	(188)	(191)	(222)
Deferred taxes	41	28	30	31	31

Average tangible assets	$65,462	61,627	63,500	63,475	61,814

Average common equity
Average common equity	$6,794	6,415	6,491	6,501	6,465
Goodwill	(3,525)	(3,192)	(3,326)	(3,349)	(3,193)
Core deposit and other intangible assets	(208)	(206)	(188)	(191)	(222)
Deferred taxes	41	28	30	31	31

Average tangible common equity	$3,102	3,045	3,007	2,992	3,081

(1)	After any related tax effect.

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